AMENDED AND RESTATED FUND ACCOUNTING,
                      DIVIDEND DISBURSING & TRANSFER AGENT,
                          AND ADMINISTRATION AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of April, 1997, by and between GRANDVIEW INVESTMENT TRUST, a Massachusetts business trust (the
"Trust"), and THE NOTTINGHAM COMPANY, a North Carolina corporation (the "Administrator").

WHEREAS, the Trust is an open-end management investment company of the series type which is registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Administrator is in the business of providing administrative services to investment companies.

NOW THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

1. Employment. The Trust hereby employs Administrator to act as fund accountant, dividend disbursing and transfer agent and fund administrator for each Fund of the Trust, unless the Administrator and an individual Fund of the Trust determine it is in the best interests of that individual Fund to negotiate a separate Schedule of Compensation under Exhibit C. Administrator, at its own expense, shall render the services and assume the obligations herein set forth subject to being compensated therefore as herein provided.

2. Delivery of Documents. The Trust has furnished the Administrator with copies properly certified or authenticated of each of the following:

     (a) The Trust's Declaration of Trust, as filed with the State of Massachusetts (such Declaration, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration");

     (b) The Trust's By-Laws (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

     (c)  Resolutions  of  the  Trust's  Board  of  Trustees   authorizing   the
          appointment of the Administrator and approving this Agreement; and

     (d) The Trust's Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended, (the "1933 Act"), including all exhibits, relating to shares of beneficial interest of, and containing the Prospectus of, each Fund of the Trust (herein called the "Shares") as filed with the Securities and Exchange Commission and all amendments thereto.

The Trust will furnish the Administrator with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

3. Duties of the Administrator. Subject to the policies and direction of the Trust's Board of Trustees, the Administrator will provide a continuous executive management program and day to day supervision for each of the Trust's Funds. Services to be provided shall be in accordance with the Trust's organizational and registration documents as listed in paragraph 2 hereof and with the Prospectus of each Fund of the Trust. The Administrator further agrees that it:

     (a) Will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities;

     (b) Will maintain, except as may be required to be maintained by third parties hired by the Trust under Rule 31a-3 of the 1940 Act, the account books and records of the Trust and each Fund of the Trust as required by Rule 31a-1 of the 1940 Act and will preserve such records in accordance with Rule 31a-2 of the 1940 Act;

     (c) Will provide, at its expense the necessary non-executive personnel and data processing equipment and software to perform the Portfolio Accounting Services, Expense Accrual and Payment Services, Fund Valuation and Financial Reporting Services, Tax Accounting Services, Compliance Control Services Registration Services, SEC Filing Services, Drafting of Board of Trustee Meeting Minutes, and Proxy Material Services shown on Exhibit A hereof;

     (d) Will provide, at its expense the non-executive personnel and data processing equipment and software necessary to perform the Shareholder Servicing functions shown on Exhibit B hereof;

     (e) Will provide, at its expense, certain executive personnel for the Trust as may be agreed upon from time to time with the Board of Trustees; and

     (f) Will provide all office space and general office equipment necessary for the activities of the Trust except as may be provided by third parties pursuant to separate agreements with the Trust.

Notwithstanding anything contained in this Agreement to the contrary, the Administrator (including its directors, officers, employees and agents) shall not be required to perform any of the duties of, assume any of the obligations or expenses of, or be liable for any of the acts or omissions of, any investment advisor of a Fund of the Trust or other third party subject to separate agreements with the Trust. The Administrator shall not be responsible hereunder for the administration of the Code of Ethics of the Trust which shall be under the responsibility of the investment advisors, except insofar as the Code of Ethics applies to the personnel of the Administrator. It is the express intent of the parties hereto that the Administrator shall not have control over or be responsible for the placement (except as specifically directed by a Shareholder of the Trust), investment or reinvestment of the assets of any Fund of the Trust. The Administrator may from time to time, subject to the approval of the Trustees, obtain at its own expense the services of consultants or other third parties to perform part or all of its duties hereunder, and such parties may be affiliates of the Administrator.

4. Services Not Exclusive. The management and administrative services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.

6. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with the performance of its obligations under this Agreement.

Notwithstanding the foregoing, the Trust shall pay the expenses and costs of the following:

     (a)  Taxes incurred by the Trust and Funds of the Trust;

     (b) Brokerage fees and commissions with regard to portfolio transaction of the Funds;

     (c) Interest charges, fees and expenses of the custodian of the Funds' portfolio securities (as of the date of this agreement, the Adviser to the Funds has not been presented or approved any costs under this item);

     (d) Fees and expenses of the Trust's dividend disbursing and transfer agent, fund accounting agent and administrator, in accordance with paragraph 7 herein;

     (e) Costs, as may be allocable to and agreed upon in advance by the Trustees and the Administrator, of all non-executive and clerical personnel and all data processing equipment and software in connection with the provision of fund accounting and recordkeeping services and shareholder servicing functions as contemplated herein (as of the date of this agreement, the Adviser to the Funds has not been presented or approved any costs under this item);

     (f)  Auditing and legal expenses of the Trust;

     (g)  Cost of maintenance of the Trust's existence as a legal entity;

     (h) Cost of special forms, stationery and telephone services (but not telephone equipment) for the Trust and agreed upon in advance (as of the date of this agreement, the Adviser to the Funds has not been presented or approved any additional costs under this item);

     (i) Compensation of Independent Trustees who are not interested persons of the Trust as that term is defined by law;

     (j)  Costs of Trust meetings;

     (k)  Federal and State registration fees and expenses;

     (l) Costs of setting in type, printing and mailing Prospectuses, reports and notices to existing shareholders;

     (m)  The Advisory fees payable to each Funds' Investment Advisor;

     (n) Direct out-of-pocket costs in connection with Trust activities, such as the costs of long distance telephone and wire charges (not relating to a shareholder purchase), postage and the printing of special forms and stationery, copying charges, financial publications used in connection with Trust activities, etc., and

     (o) Other actual out-of-pocket expenses of the Administrator as may be agreed upon in writing from time to time by the Administrator and the Trustees (at this time, the Adviser to the Funds has not been presented or approved any additional costs under this item).

7. Compensation. For the services provided and the expenses assumed by the Administrator pursuant to this Agreement, the Trust will pay the Administrator and the Administrator will accept as full compensation the administrative fees and expenses as set forth on Exhibit C attached hereto. Special projects, not included herein and requested in writing by the Trustees, shall be completed by the Administrator and invoiced to the Trust as mutually agreed upon.

8.   Limitation of Liability and Indemnification.

     (a) The Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither the Administrator nor its officers, directors, employees, agents, control persons, or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates; except by reason or any willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of the Administrator under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of the Administrator under this Agreement.

     (b) Any person, even though also a director, officer, employee, shareholder or agent of the Administrator, or any of its affiliates, who may be or become an officer, trustee, employee of the Trust shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely as an officer, trustee, employee or agent of the Trust and not as a director, officer, employee, or agent of or one under the control or direction of the Administrator or any of its affiliates, even though paid by one of these entities.

     (c) The Trust shall indemnify and hold harmless the Administrator, its directors, officers, employees, agents, control persons and affiliates from and against any and all claims, demands, expenses and liabilities of any and every nature which the Administrator may sustain or incur by reason of, or as a result of: (i) any action taken or omitted to be taken by the Administrator in good faith in reliance upon any certificate, instrument, order or share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or (ii) any action taken or omitted to be taken by the Administration in connection with its appointment in good faith in reliance upon any law, act, regulation, or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Administrator or its directors, officers, employees, or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

     (d) The Administrator shall indemnify and hold harmless the Trust, its trustees, officers and employees from and against any and all claims, demands, expenses and liabilities of any and every nature which the Trust or such persons may sustain or incur by reason of, or as a result of the Administrator's gross negligence, willful misconduct, bad faith, or reckless disregard of its duties hereunder.

9. Duration and Termination. This Agreement shall become effective as of the date first above written, and shall continue in force and effect for a period of two years thereafter and shall be continued on its terms from year to year thereafter unless sooner terminated as permitted herein. This Agreement may be terminated at any time, without payment of any penalty, by the Trust or the Administrator upon ninety days' written notice to the other party.

10. Amendment. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Trust deems it necessary or advisable in the best interests of the Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, and shall notify the Administrator of the form of Amendment which it deems necessary or advisable and the reasons therefor, and if the Administrator declines to assent to such amendment, the Trust may terminate this Agreement forthwith.

11. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed or delivered, or mailed postpaid to the other party at the principal place of business of such party.

12. Construction. This Agreement shall be governed and enforced in accordance with the laws of the State of North Carolina. If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other of which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning which renders it valid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.

Attest:                 GRANDVIEW INVESTMENT TRUST


                        By:  /s/ Winsor H. Alyesworth
(SEAL)


Attest:                 THE NOTTINGHAM COMPANY


                        By:  /s/ Frank P. Meadows III
(SEAL)

                                    Exhibit A

                   FUND ACCOUNTING AND RECORDKEEPING SERVICES

I.   Provide all necessary or appropriate accounting services, including:

     A.   Portfolio Accounting Services:

          1. Maintain portfolio records on a trade date basis using securities trade information communicated from the investment manager on a timely basis.

          2. For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the method for determining the fair market value for such securities.

          3. Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

          4. Determine gain/loss on security sales and identify them as to short-short, short or long term status. Account for periodic distributions of gain to shareholders and maintain undistributed gain or loss balances as of each valuation date.

     B.   Expense Accrual and Payment Services:

          1. For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate, or dollar amount.

          2. Issue payments for Fund expenses upon receipt of funds from the Trust's Custodian.

          3. Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail specified by each Fund.

          4. Support periodic expense accrual review, i.e., comparison of actual expense activity versus accrual amount.

          5.   Provide expense accrual and payment reporting.

     C.   Fund Valuation and Financial Reporting Services:

          1. Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity, for each of the Funds, as reported by the Trust on a timely basis.

          2. Determine net investment income (earnings) for each of the Funds as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

          3. Maintain a general ledger for each of the Funds in the form defined by the Trust and produce a set of financial statements as may be agreed upon from time to time as of each valuation date.

          4. For each day the Funds are opened as defined in the prospectuses, determine the net asset value of each of the Funds according to the accounting policies and procedures set forth in the prospectuses.

          5. Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of each Fund. Performs the calculations using the number of shares outstanding reported by the Trust to be applicable at the time of calculation.

          6. Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

          7. Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

     D.   Tax Accounting Services:

          1. Maintain tax accounting records for each of the Funds' investment portfolio so as to support tax reporting required for IRS defined regulated investment companies.

          2.   Maintain tax lot detail for the investment portfolio.

          3. Calculate taxable gain/loss on security sales using the tax cost basis defined for each Fund.

          4. Report the taxable components of income and capital gains distributed to the Trust to support tax reporting to the shareholders.

II. Provide such services as may be reasonably required for compliance with applicable legal requirements and maintaining the records of the trust, including:

     A.   Compliance Control Services:

          1. Maintain accounting records to support compliance monitoring by the Trust.

          2. Support reporting to regulatory bodies and support financial statement preparation by making the Fund accounting records available to the Trust, SEC, and outside auditors.

          3. Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

     B.   Registration Services:

          1. Prepare all reports and filings required to maintain the registration and qualifications of each Fund and its shares under federal and state securities laws, including the initial 4-6 month update and the annual amendment to its Registration Statement on Form N-1A containing an updated Prospectus and Statement of Additional Information.

     C.   SEC Filing Services:

          1. Prepare and make periodic SEC filings, including Form N-SAR, annual and semi-annual shareholder reports, other shareholder reports, and fidelity bond amendments but not including preparation and filing of any sales literature and preparation of President's letter contained in shareholder reports.

     D.   Minutes, Proxy Material Services:

          1. Preparation and maintenance of agendas, (other than the agenda for the initial meeting for the Board of Trustees), board agenda materials and all appropriate meeting notification requirements as per the Trust Bylaws, minutes and other records of meetings of the Board of Trustees, committees thereof, and shareholders. Preparation and maintenance of any proxy material and related shareholder meetings and records, including records as to voting.

                                    Exhibit B

                         SHAREHOLDER SERVICING FUNCTIONS

Provide all necessary and appropriate shareholder servicing, transfer agent and dividend disbursing agent services including:

1.   Process new accounts.

2.   Process   purchases,   both  initial  and  subsequent  in  accordance  with
     conditions set forth in the Funds' prospectus.

3. Transfer shares of capital stock to an existing account or to a new account upon receipt of required documentation in good order.

4. Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

5. Process exchanges between funds, (process and direct purchase/redemption and initiate new account or process to existing account).

6. Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.).

7. Prepare and mail a year-to-date confirmation and statement as each transaction is recorded in a shareholder account

8. Handle telephone calls and correspondence in reply to shareholder requests except those items otherwise set forth herein.

9.   Daily control and reconciliation of Fund shares.

10. Prepare address labels or confirmations for four reports to shareholders per year.

11. Mail and tabulate proxies for Meetings of Shareholders as required, including preparation of certified shareholder list and daily report to Fund management, if required.

12. Prepare and mail annual Form 1099, Form W-2P and 5498 to shareholders to whom dividends or distributions are paid, with a copy for the IRS.

13. Provide readily obtainable data which may from time to time be requested for audit purposes.

14.  Replace lost or destroyed checks.

15.  Continuously maintain all records for active and closed accounts.

16. Furnish shareholder data information for a current calendar year in connection with IRA and Keogh Plans in a format suitable for mailing to shareholders.

                                    Exhibit C

                      ADMINISTRATOR'S COMPENSATION SCHEDULE


For the services delineated in the Fund Accounting, Dividend Disbursing & Transfer Agent and Administration Agreement, the Administrator shall be compensated monthly, as of the last day of each month, within five business days of the month end, a base fee plus a fee based upon net assets according to the following schedule. The fee is calculated based upon the Trust's average daily net assets of each Fund:

Fund Accounting Fee:

                  $1,200 per month per Fund for the period from April 1, 1997 to September 30, 1997 $1,500 per month per Fund beginning October 1, 1997


Asset Based Fee:
                  GrandView Realty Growth Fund
                                                                         Annual
                       Net Assets                                         Fee

                  On the first $25 million                               0.300%
                  On the next  $25 million                               0.275%
                  On all assets over $50 million                         0.225%

                  Grandview REIT Index Fund
                                                                        Annual
                       Net Assets                                         Fee

                  On the first $25 million                               0.225%
                  On the next  $25 million                               0.200%
                  On all assets over $50 million                         0.175%

Shareholder Recordkeeping

                  $9 per shareholder per year


Blue Sky Administration

                  $100 per state registration per year

IRA Accounts

                  $15 per year

Securities Pricing (waived for the Index Fund)

$0.15 per equity security per pricing day
$0.20 per corporate bond, government bond, medium-term bond or mortgage backed security per pricing day $0.40 per CMO or asset backed securities per pricing day $0.40 per municipal security per pricing day $2.00 per equity per month for corporate action coverage